Exhibit 99.1

GREENQLOUD EHF.

2017 EQUITY INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2017 Equity Incentive Plan is intended to promote the interests of Greenqloud ehf., a company organized under the laws of Iceland, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into two separate equity programs:

(i) the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, or

(ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the issuance or immediate purchase of such shares or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary) or pursuant to restricted stock units on such terms as the Plan Administrator deems appropriate.

B. The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant and the Stock Issuance Programs with respect to Section 16 Insiders. Administration of the Discretionary Option Grant and Stock Issuance Programs with respect to all other eligible persons may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer that program with respect to all such persons.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Program under its jurisdiction or any award granted thereunder.

D. Service by Board members on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and Board members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

(i) Employees,

(ii) non-employee Board members, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary); provided that, to the extent necessary to comply with applicable law, the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Corporation from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act (“Rule 701”) or, if the Corporation is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority (subject to the provisions of the Plan) to determine (i) with respect to the Discretionary Option Grant Program, which eligible persons are to receive awards under the Discretionary Option Grant Program, the time or times when such awards are to be made, the number of shares to be covered by each such grant, the status of an option as either an Incentive Option or a Non-Statutory Option, the time or times when each award is to become exercisable, the vesting schedule (if any) applicable to the award, the maximum term for which the award is to remain outstanding, and whether to modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards longer than is otherwise provided for in the Plan, and (ii) with respect to awards granted under the Stock Issuance Program, which eligible persons are to receive awards, the time or times when such awards are to be made, the number of shares subject to awards to be issued to each Participant, the vesting schedule (if any) applicable to the awards, the consideration, if any, to be paid for shares subject to such awards and the form (cash, shares of Common Stock, or a combination thereof) in which the award is to be settled.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the provisions in the Plan, the maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 106,796,973 shares (the “Share Reserve”).

B. Subject to the provisions in the Plan, no one person participating in the Plan may receive stock options under the Plan for more than the number of shares of Common Stock equal to the Share Reserve in the aggregate per calendar year. No more than the number of shares of Common Stock equal to the Share Reserve in the aggregate may be issued as Incentive Options.

C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent the options expire or terminate for any reason prior to exercise in full. In addition, any unvested shares issued under the Plan and subsequently repurchased or reacquired by the Corporation pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent awards under the Plan. Should the exercise price of an award under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an award or the vesting or disposition of exercised shares or stock issuances under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the award is exercised or the gross number of exercised shares or stock issuances which vest, and not by the net number of shares of Common Stock issued to the holder of such award or exercised shares or stock issuances.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options or awards under the Stock Issuance Program per calendar year, and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding award in order to prevent the dilution or enlargement of benefits thereunder; provided, however, that the Plan Administrator shall make adjustments to the Plan and awards under the Plan as required by applicable state and federal securities laws to the extent the Corporation is relying upon an exemption afforded thereby with respect to any such award. The adjustments determined by the Plan Administrator shall be final, binding and conclusive and shall be afforded the maximum deference permitted under the law.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified by the Plan Administrator, including without limitation, by one of the following forms of consideration:

(i) cash or electronic transfer to the bank account of the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state, local and foreign income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of seven (7) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be exercised subsequently by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

(iv) Should the Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and been registered in the Corporations share registry as owner of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. However, Non-Statutory Options may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan, or to the Optionee’s former spouse pursuant to a domestic relations order. The person or persons who acquire a proprietary interest in the option pursuant to the assignment may only exercise the assigned portion. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. Each option, to the extent outstanding under the Plan at the time of a Corporate Transaction but not otherwise exercisable for all the option shares, shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares, subject to the requirements of Section 409A of the Code or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year.

E. The Plan Administrator shall have the full power and authority to accelerate the vesting of options granted under the Discretionary Option Grant Program upon a Corporate Transaction or Change in Control or upon an event or events occurring in connection with such transactions. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Qualified Option under the Federal tax laws.

F. For the avoidance of doubt and notwithstanding anything herein to the contrary in no event shall the vesting of options granted under this Plan be subject to direct or indirect acceleration of vesting pursuant to the terms of this Article Two, Section III as a result of the consummation of the transactions contemplated by that certain Share Purchase Agreement, dated August 4, 2017, by and among the Corporation, NetApp B.V., a company organized under the laws of the Netherlands, and such other parties identified therein (the “Purchase Agreement”).

G. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. REPRICING OR CANCELLATION AND REGRANT OF AWARDS

The Plan Administrator may not modify or amend a stock option to reduce the exercise price of such stock option after it has been granted (except for adjustments made pursuant to Article One Section V.D.), unless approved by the Corporation’s stockholders and neither may the Plan Administrator, without the approval of the Corporation’s stockholders, cancel any outstanding stock option and immediately replace it with a new stock option with a lower exercise price, awards of a different type, and/or cash.

ARTICLE THREE

RESERVED

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to grants of restricted stock and restricted stock units which entitle the recipients to retain or receive, as applicable, the shares underlying the award upon the attainment of designated performance goals or the satisfaction of specified Service requirements. The Plan Administrator, in its sole discretion, shall determine the number of shares of Common Stock and/or restricted stock units to be granted to each Participant.

A. Purchase Price.

1. The purchase price per share of Common Stock, if any, shall be fixed by the Plan Administrator.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any item of consideration which the Plan Administrator may deem appropriate in each individual instance, including, without limitation, the following:

(i) cash or electronic transfer to the bank account of the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary).

B. Vesting/Issuance Provisions.

1. The Plan Administrator may issue shares of Common Stock under the Stock Issuance Program which are fully and immediately vested upon issuance or which are to vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to restricted stock units which entitle the recipients to receive the shares underlying the restricted stock units and which vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any awards granted under the Stock Issuance Program, namely:

(i) the Service period to be completed by the Participant or the performance objectives to be attained,

(ii) the number of installments in which the awards are to vest,

(iii) the interval or intervals (if any) which are to lapse between installments, and

(iv) the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program (for these purposes, shares to be issued upon settlement of a restricted stock unit award will not be issued until the award has actually been settled), whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of

Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for cash consideration, unless the Plan Administrator provides otherwise, the Corporation shall repay that consideration to the Participant at the time the shares are surrendered.

5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6. Outstanding restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals or Service requirements established for such awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under outstanding awards in satisfaction of one or more outstanding restricted stock unit awards as to which the designated performance goals are not attained or satisfied. On the date set forth in the Stock Issuance Agreement, all unearned restricted stock units shall be forfeited to the Corporation.

7. Upon meeting the applicable vesting criteria, the Participant shall be entitled to a payout of restricted stock units as specified in the Stock Issuance Agreement. Notwithstanding the foregoing, after the grant of restricted stock units, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such restricted stock units. Payment of earned restricted stock units shall be made as soon as practicable after the date(s) set forth in the Stock Issuance Agreement or as otherwise provided in the applicable Stock Issuance Agreement or as required by applicable laws. The Plan Administrator, in its sole discretion, may pay earned restricted stock units in cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned restricted stock units), or a combination thereof.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights and the awards issued under the Stock Issuance Program shall immediately vest in full (with all performance goals or other vesting criteria deemed achieved at target levels), in the event of any Corporate Transaction, except to the extent (i) the awards as to which those repurchase rights or other vesting criteria pertain are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program or while the awards under the Stock Issuance Program are unvested, to provide that those rights or awards shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights or awards shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

C. For the avoidance of doubt and notwithstanding anything herein to the contrary in no event shall the vesting of rights or awards granted under this Plan be subject to direct or indirect acceleration of vesting pursuant to the terms of this Article Four, Section II as a result of the consummation of the transactions contemplated by the Purchase Agreement.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

RESERVED

ARTICLE SIX

RESERVED

ARTICLE SEVEN

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise or issuance of awards or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state, local and foreign income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of unexercised or unvested awards under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the minimum Withholding Taxes to which such holders become subject in connection with the exercise of their awards or the vesting or disposition of their shares issued pursuant thereto. Such right may be provided to any such holder in either or both of the following formats:

1. Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such award, the vesting or issuance of such shares or upon disposition of the shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

2. Stock Delivery: The election to deliver to the Corporation, at the time the award is exercised, the shares vest or are otherwise issued or upon disposition of the shares, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise of an award or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

II. FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

If any acceleration of vesting pursuant to an equity award granted under the Plan and any other payment or benefit (contingent or otherwise) received or to be received by an Optionee or a Participant (a “Transaction Payment”) would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Corporation shall cause to be determined, before any amounts of the Transaction Payment are paid, which of the following two alternative forms of payment would maximize after-tax proceeds of any Optionee or a Participant so impacted: (i) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (ii) payment of only a part of the Transaction Payment so that the impacted Optionee or Participant receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Corporation shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate). If a Reduced Payment is made, (x) the Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the impacted Optionee or Participant shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to the Optionee or Participant. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The Corporation shall appoint a nationally recognized independent registered public accounting firm or a nationally recognized law firm to make the determinations required hereunder. The Corporation shall bear all expenses with respect to the determinations by such firm required to be made hereunder. If the firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Corporation with documentation reasonably acceptable to the Corporation that no Excise Tax is reasonably likely to be imposed with respect to such Transaction Payment. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon the Corporation and any Optionee or Participant.

III. EFFECTIVE DATE AND TERM OF THE PLAN

Subject to Section IX hereof, the Plan became effective on the Plan Effective Date and shall remain in effect for a term of ten (10) years from the later of (a) the Plan Effective Date, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of shares reserved for issuance under the Plan, unless subject to earlier termination by the Board. Upon such Plan termination, all outstanding awards and unvested shares issued pursuant to awards shall continue to have force and effect in accordance with the provisions of the documents evidencing such awards.

IV. AMENDMENT OF THE PLAN

The Board or the Primary Committee shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to any stockholder approval which may be required pursuant to applicable laws or regulations; provided, however, that the Board or the Primary Committee may not, without stockholder approval, (i) increase the number of shares of Common Stock authorized for issuance under the Plan, or (ii) materially increase the benefits offered to participants under the Plan. No amendment or modification shall adversely affect any rights and obligations with respect to awards at the time outstanding under the Plan unless the Optionee or Participant consents to such amendment or modification.

V. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any award under the Plan and the issuance of any shares of Common Stock pursuant to an award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VI. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VIII. PROVISION OF INFORMATION

Beginning on the date that the Corporation is required to deliver information to Optionees and Participants pursuant to Rule 701 of the Securities Act, the Corporation shall deliver to each Participant such disclosures as are required under paragraphs (e)(3), (4) and (5) of Rule 701 in accordance with Rule 701 (not less frequently than every six (6) months with financial statements being not more than one hundred and eighty (180) days old and with such information provided by either physical or electronic delivery to the Optionees and Participants or by written notice to the Optionees and Participants of the availability of such information on an internet site that may be password-protected and of any password needed to access the information). The Corporation may request that an Optionee or Participant agree to keep the information to be provided confidential. If an Optionee or Participant does not agree to keep the information to be provided confidential, then the Corporation will not be required to provide such information unless otherwise required by Rule 701.

IX. STOCKHOLDER APPROVAL

The Plan or any increase in the maximum aggregate number of shares of Common Stock issuable thereunder as provided in Section V of Article One shall be approved by two thirds of the outstanding Common Stock of the Corporation in accordance with the Corporation´s articles of association by the later of a period beginning twelve (12) months before and ending twelve (12) months after the date of adoption thereof by the Board.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Corporation’s Board of Directors.

B. Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean the Corporation’s common stock.

E. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F. Corporation shall mean Greenqloud ehf., a company organized under the laws of Iceland, with the Icelandic identification number 580210-0900, and any corporate successor to all or substantially all of the assets or voting stock of Greenqloud ehf. which shall by appropriate action adopt the Plan.

G. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

H. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

1. If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

2. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

3. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator but under no circumstances shall it be under the nominal value of the Common Stock issued at each time.

K. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

L. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

M. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

N. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

O. Optionee shall mean any person to whom an option is granted under the Plan.

P. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q. Participant shall mean any person who is issued an award under the Stock Issuance Program.

R. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

S. Plan shall mean the Corporation’s 2017 Equity Incentive Plan, as set forth in this document.

T. Plan Administrator shall mean the particular entity, whether the Board, Primary Committee, or the Secondary Committee, which is authorized to administer the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under such program with respect to the persons under its jurisdiction.

U. Plan Effective Date shall mean August 2, 2017.

V. Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to Section 16 Insiders or to determine the terms of, and otherwise administer, any compensation policy adopted by the Corporation for non-employee Board members.

W. Secondary Committee shall mean a committee of Board members or of other individuals satisfying applicable laws appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

X. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

Y. Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

Z. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

AA. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock or the grant of restricted stock units under the Stock Issuance Program.

BB. Stock Issuance Program shall mean the stock issuance program in effect under Article Four of the Plan.

CC. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

DD. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

EE. Withholding Taxes shall mean the Federal, state, local and foreign income and employment withholding taxes to which the holder of options or unvested shares of Common Stock becomes subject in connection with the exercise of those options, or the vesting of those shares or upon the disposition of shares acquired pursuant to an option or stock issuance.

* * * *

GREENQLOUD, EHF.

RESTRICTED STOCK UNIT AGREEMENT

Greenqloud ehf. (the “Company”) hereby grants you, (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the Greenqloud, ehf. 2017 Equity Incentive Plan (the “Plan”) effective as of immediately prior to the closing of the transaction contemplated by that certain Share Purchase Agreement, dated on or around August 4, 2017, by and among the Company, NetApp B.V., a company organized under the laws of the Netherlands, and such other parties identified therein (such transaction, the “Transaction,” such agreement, the “Purchase Agreement”). Subject to the provisions of Appendix A and Appendix B (both attached) and of the Plan, the principal features of this award are as follows:

Participant:

[Name]

[Address]

Grant Date:

Grant Number:

Number of Restricted Stock Units: [Shares]

Vesting Commencement Date:

Vesting of Restricted Stock Units: The Restricted Stock Units will vest according to the following schedule:

Thirty-three percent (33.3%) of the Retention Award shall vest on the first annual anniversary of the Vesting Commencement Date, and on each of the next two annual anniversary dates thereafter, subject to Participant’s continuous Service through each such date.

Unless otherwise defined herein or in Appendix A or Appendix B, capitalized terms herein or in Appendix A or Appendix B will have the defined meanings ascribed to them in the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant acknowledges and agrees to the terms of the Restricted Stock Unit Agreement (the “Agreement”) and understands that his or her signature will result in a contract between Participant and the Company with respect to this award of Restricted Stock Units. Participant agrees and acknowledges that Participant’s signature below indicates Participant’s agreement and understanding that this award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Paragraphs 3 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B (FOR THE PARTICULAR COUNTRY THAT APPLIES TO PARTICIPANT), WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

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Participant should retain a copy of Participant’s signed Agreement. A copy of the Plan is available upon request made to Stock Administration.

PARTICIPANT:	GREENQLOUD, EHF.

Signature	Signature

Print Name	Print Name / Title

Date	Date

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APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

Grant #

1.	Grant. The Company hereby grants to the Participant under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.

2.	Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a share of Common Stock (or a cash amount equal to the value of a share on the date it becomes vested if the Company elects to settle the Restricted Stock Unit in cash) on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.	Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant’s continuous Service through each such date. For purposes of clarification, subject to applicable laws, Service shall not include any notice of termination period (e.g., garden leave, etc.) during which the Participant is not providing active Service to the Company or one of its affiliates.

4.	Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, if the Participant’s continuous Service terminates for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5.	Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock, provided that to the extent determined appropriate by the Company, any federal, state, foreign and local withholding taxes (including but not limited to income tax, payment on account and social insurance contributions) with respect to such Restricted Stock Units will be paid by reducing the number of shares actually paid to the Participant (see Section 7). Subject to the provisions of Sections 2 and 5(a), vested Restricted Stock Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 1/2) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

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a.	Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A to the extent Section 409A is applicable, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Restricted Stock Units will be paid in shares of Common Stock in accordance with Section 6 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6.	Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary or in accordance with applicable local laws, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate or other party entitled to the rights under applicable local laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.

Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such shares of Common Stock so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer (the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted

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Stock Units, the settlement of the Restricted Stock Units in shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable shares of Common Stock upon vesting of Restricted Stock Units, according to the vesting schedule, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Plan Administrator may specify from time to time. The Company will not retain fractional shares of Common Stock to satisfy any portion of the Withholding Taxes. If the Plan Administrator determines that the withholding of whole shares of Common Stock results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in shares of Common Stock as described above, prior to the issuance of shares of Common Stock upon vesting of Restricted Stock Units or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, or in addition, if permissible under local law, the Company may allow Participant to satisfy the Withholding Taxes payable by the Participant, by providing irrevocable instructions to a Company-designated broker to sell a sufficient number of shares of Common Stock otherwise deliverable to the Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Restricted Stock Units and any shares of Common Stock otherwise deliverable with respect thereto, and the Restricted Stock Units will not be issued to Participant.

8.	Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder (if any) unless and until certificates representing such shares are issued, recorded in the share register of the Company or its transfer agents or registrars, and delivered to the Participant.

9.	No Effect on Service. The Participant’s service with the Company and its Subsidiaries is on an at-will basis only unless contrary to the terms of an employment agreement or

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applicable local law. Accordingly, the terms of the Participant’s service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing or retaining the Participant (as the case may be), and the Company or the Subsidiary, as applicable, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause subject to the terms of the Participant’s employment agreement or applicable local law.

10.	Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 495 East Java Drive, Sunnyvale, CA 94089, Attn: Stock Adminstration, or at such other address as the Company may hereafter designate in writing.

11.	Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.	Leave of Absence. The vesting of Restricted Stock Units will not be suspended and will continue in accordance with the vesting schedule under this Agreement during Participant’s authorized leave of absence from the Company, or its parent entities or Subsidiary employing Participant, subject to the remaining terms of this Agreement and the Plan.

13.	Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.	Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state, foreign or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any shares of Common Stock will violate federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares will no longer cause such violation (to the extent such deferral is not in violation of such laws). The Company will make all reasonable efforts to meet the requirements of any such state, foreign or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

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15.	Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16.	Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.	Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.

Labor Law. By accepting this award of Restricted Stock Units, the Participant acknowledges that: (a) the grant of this award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of shares of Common Stock issuable pursuant to each award of Restricted Stock Units, the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award of Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) this award of Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of Restricted Stock Units ceases upon termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award of Restricted Stock Units has been granted to the Participant in the Participant’s status as an Employee, a non-employee member of the Board or a consultant or independent advisor of the Company or its parent entities or Subsidiary; (i) any claims resulting from this award of Restricted Stock Units shall be enforceable, if at all, against the Company; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in

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value of the award or any of the shares issuable under the award from termination of Participant’s Service by the Company or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her Employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Company, the grant of the award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any Subsidiary.

20.	Disclosure of Participant Information.

a.	With reference to the Act no. 77/2000 on The Protection of Privacy as regards the Processing of Personal Data; as amended, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, Participant’s employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

b.

For Participants outside the U.S., Participant understands that Participant’s employer, the Company and its Subsidiaries, as applicable, hold certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, health, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all Restricted Stock Units, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including without limitation legal counsel or a broker or such other stock plan service provider as may be selected by the Company in the future, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different , including more/less stringent, data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the

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Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. If Participant does not consent, or if Participant later seeks to revoke consent, Participant’s employment status or career with the Company or the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units under the Plan or other equity awards, or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

21.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of Iceland.

22.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

23.	Translations. If Participant has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

24.	Appendix B. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix B”) for Participant’s country. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Agreement.

* * * *

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APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE

GREENQLOUD EHF.

RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or you sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ICELAND

There are no country specific securities laws provisions.

Please note that if the Plan is assumed by NetApp Inc. following the Transaction then certain exchange control provisions will need to be complied with by the Participant. According to Rules 200/2017 um foreign exchange, issued by the Central Bank of Iceland, Participants will need to notify the Central Bank when any portion of the Plan is exercised.

UNITED STATES

There are no country specific provisions.

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